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                                                                     EXHIBIT 5.1

                                ROBERT D. REMY
                                ATTORNEY AT LAW

ROBERT D. REMY                                                BEVERLY M. HOLLAND



                               December 7, 2000


ACR Group, Inc.
3200 Wilcrest, Suite 440
Houston, Texas 77042

     Re:  ACR Group, Inc. 401(k) Plan Registration Statement on Form S-8

Gentlemen:

     I have acted as counsel to ACR Group, Inc., a Texas corporation (the "Company"), in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement') under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of a total of 1,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), issuable pursuant to the Company's 401(k) Plan (the "Plan").

     In this connection, I have made such investigation and have examined such documents deemed necessary in order to enable me to render the opinion contained herein.

     Based upon the foregoing, it is my opinion that (i) the written provisions of the current Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974; and (ii) the 1,000,000 Shares, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                         Very truly yours,

                                         /s/ Robert D. Remy

                                         Robert D. Remy